Exhibit 8.1
                        List of Significant Subsidiaries


Company                                             Place of Incorporation                 Ownership Interest
------------------------------------------------    ---------------------------------    -----------------------
Delta Galil USA Inc.                                 Delaware, U.S.A.                        100%

Burlen Corp.                                         Georgia, USA                            100%

Auburn Hosiery Mills Inc.                            Kentucky, USA                           100%

Delta Textile (New York) Ltd.                        New York, U.S.A.                        100%

Delta Galil Europe Ltd.                              U.K.                                    100%

Delta Galil Holland B.V.                             Holland                                 100%

Delta Textile Egypt  - Free Zone S.A.E.              Egypt                                   100%

Century Wear Corporation (WLL)                       Jordan                                  50% (1)

Thai Progress Garment Co. Ltd                        Thailand                                100%

Delta Textile Marketing Ltd.                         Israel                                  100%

Delta Elastic Tapes Industries, Ltd.                 Israel                                  90%


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(1)  Delta Galil effectively controls this joint venture as a result of holding an additional controlling share.